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                                   ITEM 6. (A)

                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
              (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE)


                                         QUARTER ENDED      SIX MONTHS ENDED
                                             JUNE 30,           JUNE 30,
                                       ------------------  ------------------
                                         1999      1998      1999      1998
                                       --------  --------  --------  --------
Net income. . . . . . . . . . . . . .  $  6,063  $  5,664  $ 11,528  $ 11,983
Less:  Preferred stock dividend . . .        42        43        84        85
                                       --------  --------  --------  --------
Net income applicable to common stock  $  6,021  $  5,621  $ 11,444  $ 11,898

Weighted average common shares
  outstanding . . . . . . . . . . . .   919,175   928,819   919,520   929,024

Earnings per common share . . . . . .  $   6.55  $   6.01  $  12.44  $  12.81
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